CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

July 26, 2021

Board of Directors

GATC HEALTH CORPORATION

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A/A of our report dated May 25, 2021, with respect to the consolidated balance sheet of GATCH HEALTH CORPORATION and subsidiary as of December 31, 2020 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the inception period of May 16, 2020 through December 31, 2020 and the related notes to the consolidated financial statements.

 /s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

July 26, 2021